Exhibit 10.22

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

29th October, 2002

Stephen Jones
Lifehealth Limited
23 Winkfield Road
Windsor
Berkshire
SL4 4BA

Dear Stephen,

ISOMERIC DEVELOPMENTS OF TETRABENAZINE

I thought it would be useful for both of us to have recorded in writing our agreement reached on 4 July concerning the participation of Lifehealth in the proposed isomeric developments of tetrabenazine. As you know, there were two proposed isomeric developments that we discussed. The first was the development of the isomers of the trans form of tetrabenazine and the second involved the development of the isomers of dihydrotetrabenazine derived from the cis form of tetrabenazine.

The isomers of the trans form of tetrabenazine

It was agreed that Lifehealth and Cambridge would {***}† the costs of this development. We will obviously keep you fully apprised of all aspects of this development as we progress and we welcome your input and approval on the direction and costs of that development. This development will constitute an “Improvement” pursuant to our existing licence agreement and as a result, the intellectual property rights will be jointly owned by Lifehealth and Cambridge and all other restrictions regarding licensing of those rights set forth in the various clauses of our agreement will apply.

Development of the isomers of dihydrotetrabenazine resulting from the cis form of tetrabenazine

When we discussed this at the meeting on 4 July, you expressed the view that Lifehealth did not want to be involved, at this stage, in this development and did not want to share with Cambridge

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

any costs of the development. You also said that you and Lifehealth had no objections to Cambridge pursuing that development at its own cost. We have decided that we will continue with that development. Cambridge will bear all costs of this development and we have already put in place accounting measures to separate the costs of this project from those associated with the “trans” project. We would also like to confirm that, as this development will fall outside the licence agreement, Cambridge will own all intellectual property rights arising from this development.

I would be grateful if you could confirm your agreement to the above by return letter.

Very best wishes,

Yours sincerely,

/s/ MARK EVANS

MARK EVANS

I hereby confirm my agreement to the above

/s/ STEPHEN JONES	1/11/02

FOR LIFEHEALTH LTD